Tesoro Logistics Investing $1.1 Billion to Strengthen Position as a Leading Integrated Midstream Services Company

•	Acquiring North Dakota integrated crude oil and natural gas gathering and processing assets for $700 million

•	Acquired terminalling and storage assets in Northern California from Tesoro Corporation for $400 million

•	Both transactions expected to be immediately accretive to unitholders

•	Tesoro to waive $100 million of incentive distribution rights (IDRs) over the next two years

•	Distribution growth for 2017 expected to be 12% to 15%

SAN ANTONIO – November 21, 2016 - Tesoro Logistics LP (NYSE: TLLP) today announced that the Company has agreed to acquire crude oil, natural gas and produced water gathering systems and two natural gas processing facilities for total consideration of $700 million. Additionally, the Company has acquired terminalling and storage assets located in Martinez, California from a subsidiary of Tesoro Corporation (NYSE: TSO) for total consideration of $400 million. These acquisitions strengthen TLLP’s position as a leading integrated midstream service provider and are expected to support distribution growth.

“These two acquisitions strengthen TLLP’s portfolio of logistics assets that provide full-service capabilities to both upstream and downstream customers,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “TLLP is on target to achieve its 2017 goal of $635 million of net earnings and $1 billion of annual EBITDA. Further, these assets provide optimization and organic investment opportunities that support future growth.”

Acquisition of North Dakota Gathering and Processing Assets
TLLP has agreed to acquire crude oil, natural gas and produced water gathering systems and two natural gas processing facilities from Whiting Oil and Gas Corporation, GBK Investments, LLC and WBI Energy Midstream, LLC for total consideration of approximately $700 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota.

The revenue from the assets is approximately 90% fee-based and backed by acreage dedications from ten producers. The assets are well utilized based on current production levels and provide organic expansion opportunities that support continued drilling in existing well locations with attractive production economics.

The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close early in the first quarter of 2017. The North Dakota Gathering and Processing Assets are expected to contribute $79 to $89 million of annual net earnings and $100 to $110 million of annual EBITDA. TLLP expects the acquisition to be immediately accretive to unitholders.

Acquisition of Northern California Terminalling and Storage Assets
TLLP has acquired terminalling and storage assets located in Martinez, California from a subsidiary of Tesoro for total consideration of $400 million. The Northern California Terminalling and Storage Assets include 5.8 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with a marine terminal capable of handling up to 35,000 bpd of feedstock and refined product throughput. The Northern California Terminalling and Storage Assets are expected to provide annual net earnings of $28 to $33 million and annual EBITDA of $45 to $50 million. TLLP expects to generate higher revenues over the next several years by improving asset utilization by 10% to 15% as well as pursuing related organic growth opportunities. The transaction is expected to be immediately accretive to unitholders.

In connection with the acquisition, Tesoro and TLLP entered into long-term, fee-based storage and throughput and use agreements which are expected to provide stable cash flows to TLLP.

Northern California Terminalling and Storage Assets Acquisition Financing
In consideration for the Northern California Terminalling and Storage Assets, TLLP paid $400 million, including $360 million of cash financed with borrowings on TLLP’s revolving credit facility and $40 million in common and general partner units to Tesoro. The equity consideration was based on the average daily closing price of TLLP's common units for the 10 trading days prior to closing, or $45.53 per unit, with 860,933 units in the form of common units and 17,570 units in the form of general partner units.

Incentive Distribution Rights Waiver and 2017 Distribution Growth Guidance
Tesoro has agreed to waive $100 million of general partner incentive distributions with respect to 2017 and 2018, or $12.5 million per quarter, to support the balanced growth of the general and limited partners’ interests and maintain strong financial metrics. With these transactions, the Company now expects annual distribution growth of 12% to 15% for 2017.

Additional Materials Available on TLLP’s Website
TLLP has also made available presentation slides and prepared remarks from Greg Goff, in the form of an audio recording and PDF, in addition to today’s press release. Interested parties may access the accompanying presentation slides and prepared remarks by visiting http://www.tesorologistics.com.

Advisors
RBC Capital Markets is serving in a financial advisory capacity to Tesoro Logistics and Norton Rose Fulbright US LLP is serving as its legal advisor for the transaction.

About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “'plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the anticipated accretiveness of each of the transactions to our unitholders; our expected annual distribution growth for 2017; our ability to achieve our 2017 goals for net earnings and EBITDA; the timing of, and our ability to complete, the acquisition of the North Dakota assets; the anticipated benefits of each of the transactions and Tesoro’s waiver of certain incentive distribution rights, including opportunities for strategic and organic growth; and expectations regarding net earnings, EBITDA, and increased revenues and utilization from the assets.. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (in millions)

	Expected Annual EBITDA Contribution
	North Dakota Gathering and Processing Assets Acquisition		Northern California Terminalling and Storage Assets Acquisition
	2017E	2018E	2017E
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$ 79 - 89	$ 82 - 97	$ 28 - 33
Add: Depreciation and amortization expenses	15	17	8
Add: Interest and financing costs, net	6	6	9
Projected Annual EBITDA	$ 100 - 110	$ 105 - 120	$ 45 - 50

Tesoro Logistics LP EBITDA Reconciliation
(in millions) Unaudited	2017E
Projected net earnings	$635
Add depreciation and amortization expense	180
Add interest and financing costs, net	185
Projected EBITDA	$1,000